Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

ACCEPTANCE INSURANCE COMPANIES INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That by Order of the United States Bankruptcy Court for the District of Nebraska entered on July 7, 2006, Case Number 05-80059, Docket No. 216 (the “Order”), the Board of Directors of the Corporation is authorized to amend the Certificate of Incorporation of the Corporation by action of the Board of Directors, but without requiring stockholder approval, for the purpose of decreasing the authorized capital stock of the Corporation;

SECOND: That by action of the Board of Directors of the Corporation, a resolution was duly adopted effecting an amendment to the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on November 3, 1993 and amended by the Certificate of Amendment of Restated Certificate of Incorporation filed with the Secretary of State on August 15, 1995 (the “Certificate of Incorporation”), and declaring said amendment to be advisable and in the best interests of the Corporation, its creditors and stockholders. The resolution effecting the amendment is as follows:

DECREASE IN AUTHORIZED CAPITAL STOCK

(PREFERRED STOCK AND COMMON STOCK)

WHEREAS, the board of directors of the Corporation deems it to be in the best interest of the Corporation, its creditors and stockholders to amend the Corporation’s Certificate of Incorporation to decrease the authorized capital stock from (a) forty million (40,000,000) shares of common stock, par value $.40 per share, to fifteen million six hundred eighty-five thousand four hundred seventy-three (15,685,473) such shares and (b) five million (5,000,000) shares of preferred stock, without par value, to zero (-0-) such shares; AND

WHEREAS, by Order of the United States Bankruptcy Court for the District of Nebraska entered on July 7, 2006, Case Number 05-80059, Docket No. 216 (the “Order”), the board of directors of the Corporation is authorized to amend the Corporation’s Certificate of Incorporation for the purpose of effecting such reduction in the authorized capital pursuant to a resolution of the board of directors of the Corporation, but without requiring a vote of the Corporation’s stockholders;

THEREFORE, BE IT RESOLVED, that the first sentence of Article IV of the Corporation’s Certificate of Incorporation is amended to read as follows:

“ARTICLE IV

Effective as of January 7, 2005, the total number of shares of all classes of stock which the Corporation shall have the authority to issue is fifteen million six hundred eighty-five thousand four hundred seventy-three (15,685,473) shares of Common Stock, par value forty cents ($.40) per share (hereinafter “Common Stock”) and the number of shares of preferred stock (hereinafter “Preferred Stock”) authorized by the Corporation shall be zero (-0-).”

RESOLVED FURTHER, that, as authorized by the Order, such decreased authorized capital stock of the Corporation shall be effective as of January 7, 2005.

THIRD: That such amendment is authorized by the Order and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Acceptance Insurance Companies Inc. has caused this Certificate to be signed by John E. Martin, its Chairman and Chief Executive Officer and attested by Gary N. Thompson, its Chief Financial Officer and Treasurer, this 15th day of August, 2006.

By	/s/ John E. Martin
John E. Martin
Chairman and Chief Executive Officer

ATTEST:

By	/s/ Gary N. Thompson
Gary N. Thompson,
Chief Financial Officer and Treasurer

Exhibit 99.1